                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            Houghton Mifflin Company
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            [Houghton Mifflin Logo]

                                                                  March 28, 2001

Dear Stockholder:

     I am delighted to invite you to attend the 2001 Annual Meeting of Stockholders of Houghton Mifflin Company on Wednesday, April 25, 2001, at 10:00 A.M. at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about the Company. After the formal business of the meeting, we will report to you on Houghton Mifflin's 2000 performance and outlook for the future.

     It is important that your shares be represented whether or not you are able to be there in person. I URGE YOU TO VOTE NOW BY COMPLETING, SIGNING, AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card.

                                          Sincerely,

                                    /s/ Nader F. Darehshori
                                          Nader F. Darehshori
                                          Chairman, President, and
                                          Chief Executive Officer

                         2001 NOTICE OF ANNUAL MEETING

                                                           Boston, Massachusetts
                                                                  March 28, 2001

To the Stockholders of Houghton Mifflin Company:

     The Annual Meeting of Stockholders of Houghton Mifflin Company will be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 25, 2001, at 10:00 A.M. At the meeting, we will ask you to:

     1.   Elect four directors, each for a three-year term;

     2.   Approve the Company's 2001 Stock Compensation Plan;

     3. Ratify the selection of Ernst & Young LLP as independent auditors of the Company for 2001; and

     4. Consider any other matters that may properly come before the meeting and any adjournments.

                                          By Order of the Board of Directors,

                                          Paul D. Weaver, Clerk

     WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................     1
VOTING
     Who Can Vote...........................................     1
     How to Vote............................................     1
     Quorum and Voting by Brokers...........................     2
BOARD OF DIRECTORS..........................................     2
     Board Structure........................................     2
     Committees of the Board................................     3
     Directors' Compensation................................     4
PROPOSAL 1 -- ELECTION OF CLASS III DIRECTORS...............     5
     Vote Necessary for Action..............................     5
     Nominees for Class III Directors--Term Expires in
      2004..................................................     5
     Class II Directors Continuing in Office -- Term Expires
      in 2003...............................................     6
     Class I Directors Continuing in Office -- Term Expires
      in 2002...............................................     7
RELATED PARTY TRANSACTIONS WITH DIRECTORS...................     8
STOCK OWNERSHIP.............................................     8
     Directors and Officers.................................     8
     Principal Stockholders.................................    11
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................    11
COMPENSATION & NOMINATING COMMITTEE'S REPORT TO
  STOCKHOLDERS..............................................    11
     Introduction...........................................    11
     Determining How to Compensate Executives...............    12
     Salary.................................................    12
     Incentive Compensation.................................    12
     Company Stock..........................................    13
     IRS Limits on Tax Deductibility of Compensation........    13
STOCK PERFORMANCE GRAPH.....................................    14
EXECUTIVE COMPENSATION......................................    15
STOCK COMPENSATION PLAN.....................................    16
     Stock Options..........................................    17
RETIREMENT PLAN.............................................    18
CHANGE-IN-CONTROL ARRANGEMENTS..............................    19
     Severance Agreements...................................    19
     Stock Compensation and Other Plans.....................    20
PROPOSAL 2 -- ADOPTION OF THE 2001 STOCK COMPENSATION
  PLAN......................................................    21
     Purpose and Administration.............................    21
     Number of Shares Authorized............................    21
     Types of Grants........................................    21
     Payment of Exercise Price..............................    22
     Amendment..............................................    22
     Current Stock Information..............................    22
     New Plan Benefits Table................................    22
     Federal Income Tax Consequences -- 2001 Plan...........    22
     Stock Options..........................................    22
     Restricted Stock and Other Stock Awards................    23
     Vote Necessary for Action..............................    23

PROPOSAL 3 -- RATIFICATION OF INDEPENDENT AUDITORS..........    23
     Vote Necessary for Action..............................    24
AUDIT COMMITTEE'S REPORT TO STOCKHOLDERS....................    24
OTHER INFORMATION...........................................    25
     Stockholder Proposals..................................    25
     Expenses of Soliciting Proxies.........................    25
APPENDIX A -- 2001 STOCK COMPENSATION PLAN..................   A-1
APPENDIX B -- AUDIT COMMITTEE CHARTER.......................   B-1

                            HOUGHTON MIFFLIN COMPANY

                              222 Berkeley Street
                          Boston, Massachusetts 02116

                                PROXY STATEMENT

                                      FOR

                      2001 ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 2001

GENERAL INFORMATION

     The Board of Directors of Houghton Mifflin Company is soliciting proxies to be used at the 2001 Annual Meeting. On March 28, 2001, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting, and the enclosed proxy card to all stockholders entitled to vote. We are also sending, along with this Proxy Statement, the Houghton Mifflin 2000 Annual Report, which includes our financial statements.

VOTING

  Who Can Vote

     Stockholders who owned Houghton Mifflin common stock at the close of business on March 5, 2001 are entitled to vote. On this record date, there were 31,931,535 shares of Houghton Mifflin common stock outstanding. Common stock is our only class of voting stock. Each share of Houghton Mifflin common stock that you own entitles you to one vote. The proxy card shows the number of shares that you own, including shares employees own through participation in the Company's 401(k) Savings Plan.

  How to Vote

     You can vote on matters that come before the meeting in two ways:

        - You can vote by signing and returning the enclosed proxy card, or

        - You can come to the Annual Meeting and vote there.

     If you sign and return the proxy card, the individuals named on the card as proxies will vote your shares following your directions. If you don't make specific choices, we will vote your shares "for" the election of all nominees for director, "for" approval of the 2001 Stock Compensation Plan, and "for" ratification of the selection of independent auditors for 2001. If any other matters are presented for action at the meeting, we will vote your shares according to our best judgment. At the time this Proxy Statement was printed, we knew of no matters to be voted on at the Annual Meeting other than those discussed in this Proxy Statement.

     If you received more than one proxy card, it means that your shares are registered differently and are in more than one account. You must sign and return all proxy cards to be sure that all your shares are voted. To provide better stockholder service and prevent mailing duplicate materials, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, Boston EquiServe, at (800) 730-4001.

     You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the meeting. There are three ways to revoke your proxy:

        - You may send in another proxy card with a later date;

        - You may notify the Company's Clerk in writing before the Annual Meeting that you have revoked your proxy; or

        - You may vote in person at the Annual Meeting.

     Whether or not you plan to attend the meeting in person, please fill in and sign the enclosed proxy card and return it promptly. If you do attend the meeting, you may vote your shares even though you have sent in your proxy card. However, simply attending the meeting will not revoke your proxy if you do not vote at the meeting.

  Quorum and Voting by Brokers

     A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and part of the quorum. Abstentions are counted as shares present at the meeting in determining whether a quorum exists.

     Under the rules of the New York Stock Exchange, if your broker holds your shares in its name (or "street" name) the broker may vote on the election of directors and ratification of auditors even if it does not receive your instructions. Your broker may not vote for or against approval of the 2001 Stock Compensation Plan without your direction. Under Massachusetts law and the Company's By-laws, proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and haven't received instructions on how to vote on those proposals (so-called "broker non-votes") are not considered present at the meeting. Broker non-votes will have the effect of a "no" vote on proposals that require approval by a majority of all outstanding shares.

BOARD OF DIRECTORS

  Board Structure

     The Board of Directors oversees the Company's business and affairs and monitors the performance of management, but is not involved with day-to-day operations. The directors meet regularly with the Chairman, other key senior executives, and our independent auditors; read reports and other materials that we send them; and participate in Board and committee meetings.

     The Board currently consists of ten members, divided into three classes with one class elected each year at the Annual Meeting for a term of three years. The term of office for the Class III directors expires at this meeting.

     The Board has voted to fix the number of directors for 2001 at ten. At this Annual Meeting, four nominees in Class III are up for election. These nominees are Gail H. Klapper, Claudine B. Malone, Ralph Z. Sorenson, and Robert J. Tarr, Jr. Each of the nominees is now a member of the Board of Directors.

     The Board met ten times during 2000. All directors attended at least 75% of the combined number of meetings of both the Board and of committees on which they served.

  Committees of the Board

     The Board of Directors has appointed five standing committees elected from its own members. Except for the Executive Committee, which Mr. Darehshori chairs, all committees are composed of independent, non-employee directors. Actions taken by any standing committee are reported to the Board, usually at its next meeting. Current membership of each committee is as follows:

                                     Audit

                               Ms. Malone, Chair
                                 Mr. Goldstein
                                  Ms. Klapper
                                  Mr. McDougal

                                 Compensation &
                                   Nominating

                              Mr. Goldstein, Chair
                                  Mr. Freedman
                                    Ms. Hill
                                  Dr. Sorenson
                                    Mr. Tarr

                             Employment Practices &
                                   Diversity

                             Mr. Longsworth, Chair
                                  Mr. Freedman
                                  Ms. Klapper
                                  Mr. McDougal

                                   Executive

                             Mr. Darehshori, Chair
                                 Mr. Goldstein
                                 Mr. Longsworth
                                   Ms. Malone
                                    Mr. Tarr

                                    Finance

                                Mr. Tarr, Chair
                                 Mr. Longsworth
                                   Ms. Malone
                                  Dr. Sorenson

  Audit Committee                                             5 meetings in 2000

     - Serves as an independent and objective party to monitor the Company's financial processes and internal control systems;

     - Reviews the integrity of the Company's financial statements;

     - Has direct contact with the Company's internal auditors and its independent public auditors, and meets separately with each on a regular basis;

     - Reviews the Company's information, reporting, and internal control systems with the goal of assuring that these systems are designed to provide timely and accurate information to senior management and to the Board and to foster compliance with applicable laws, regulations, and ethics policies;

     - Annually considers the qualifications of the independent public auditors for the Company and makes recommendations to the Board as to their selection, fee, and the scope of their audit and other services; and

     - Oversees any necessary investigations into any matters concerning the integrity of reported facts and figures, ethical conduct, and appropriate disclosure.

  Compensation & Nominating Committee                         3 meetings in 2000

     - Reviews and recommends compensation plans for the Company's senior management;

     - Considers and administers stock option grants, other stock award plans, and incentive compensation for senior management;

     - Evaluates performance of the Chief Executive Officer and makes compensation recommendations to the Board;

     - Evaluates the appropriateness of compensation policy for non-employee directors and makes recommendations to the Board;

     - Reviews and evaluates the annual performance of the Board and its members;

     - Evaluates the Company's needs and the qualifications of candidates for director; submits to the Board names of persons it believes should be considered for election as directors of the Company; and

     - Considers timely recommendations for nominations to the Board submitted by stockholders.

  Employment Practices & Diversity Committee                  2 meetings in 2000

     - Reviews and monitors the Company's policies and practices that promote the Company's goals that its employees and suppliers represent the diversity of America's population; that the Company maintain a workplace characterized by progressive employment practices and by mutual respect and courtesy; and that the Company's overall employment policies are as up-to-date and effective as possible.

  Executive Committee                                          1 meeting in 2000

     - Acts for the Board as necessary when the Board is not in session; and

     - Supervises and reviews the Company's policies and procedures relating to corporate governance and legal compliance.

  Finance Committee                                           3 meetings in 2000

     - Reviews and makes recommendations relating to offerings of debt and equity securities, major borrowing commitments, dividend policy, investor relations activities, risk management policy, and other significant financial matters.

  Directors' Compensation

     We compensate directors who are not employees of the Company as follows:

Annual Retainer:               $10,000
Attendance Fees:               $700 for each Board meeting
                               $500 for each committee meeting
Executive Committee Retainer:  $4,000 annually instead of meeting fees
Committee Chair Retainer:      $2,500 annually
Stock Compensation             1,000 shares annually
                               Options for 2,000 shares annually

     Shares of Company stock are prorated for less than full-year service on the Board. Directors who are employees receive no compensation for attendance at Board or committee meetings.

     We provide non-employee directors or their beneficiaries with a retirement benefit of one-and-one-half times the directors' annual cash retainer in effect at the time of retirement, for a period equal to the time of service as a director.

     As part of our support of charitable giving, we have established a planned gift program for directors. Upon the retirement of a director, we will donate $500,000, in 20 annual installments, to one or more qualifying charitable organizations recommended by the individual director. Individual directors derive no financial benefit from this program.

PROPOSAL 1 -- ELECTION OF CLASS III DIRECTORS

  Vote Necessary for Action

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that slot. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. A broker non-vote will also have no effect on the outcome of an uncontested election of directors because only a plurality of votes actually cast is required to elect a director.

     The shares represented by your proxy card will be voted "for" the election of the Class III nominees named below unless you withhold authority to vote. If any of the nominees should become unavailable, your shares will be voted for another nominee proposed by the Board.

NOMINEES FOR CLASS III DIRECTORS -- TERM EXPIRES IN 2004

     Except as noted, each of the nominees and directors has held his or her principal position for at least five years.

[Picture of Gail H.
Klapper]
                  GAIL H. KLAPPER          Age: 57          Director Since: 1998

Principal Occupation or Employment: Ms. Klapper is the founder and managing principal of The Klapper Firm, a law and consulting organization focusing on general corporate, real estate, regulatory, and administrative law, and the director and member of The Colorado Forum, a group composed of chief executive officers focusing on public policy issues.
Other Business Affiliations: Director of Orchard Trust Company, a subsidiary of
                  Great West Life and Annuity Insurance Company, and Gold. Inc.; member and past Chairman of the Boards of Wellesley College, the Denver Metro Chamber of Commerce, and The Downtown Denver Partnership; founder, Public Education & Business Coalition; trustee of the Denver Museum of Nature & Science.
Committees: Audit and Employment Practices & Diversity.

[Picture of Claudine
B. Malone]
                  CLAUDINE B. MALONE         Age: 64        Director Since: 1982

Principal Occupation or Employment: Ms. Malone is President of Financial &
                  Management Consulting, Inc.
Other Business Affiliations: Director of Lowe's Companies, SAIC, Hasbro Inc.,
                  and Lafarge Corporation; trustee of the Massachusetts Institute of Technology; and past Chairman of the Board of the Federal Reserve Bank of Richmond.
Committees: Audit (Chair), Executive, and Finance.

[Picture of Ralph Z.
Sorenson]
                  RALPH Z. SORENSON         Age: 67         Director Since: 1976

Principal Occupation or Employment:   Dr. Sorenson is Professor Emeritus at the
                  College of Business and Administration at the University of Colorado, Boulder, where he served as Dean from 1992 to 1993. Since 1997 he has also served as Managing General Partner of the Sorenson Limited Partnership, an investment and management firm.

Other Business Affiliations:  Past Chairman and Chief Executive Officer of Barry
                  Wright Corporation and President Emeritus of Babson College, Wellesley, Massachusetts; director of Eaton Vance Corporation, Polaroid Corporation, Exabyte Corporation, and Whole Foods Market, Inc.; member and former Chairman of the Board of Trustees of the Boston Museum of Science; overseer emeritus of The Boston Symphony Orchestra; and a member of the corporation of Babson College.

Committees: Compensation & Nominating and Finance.

[Picture of Robert
J. Tarr, Jr.]

                  ROBERT J. TARR, JR.        Age: 57        Director Since: 1998

Principal Occupation or Employment:  Mr. Tarr is Chairman and Chief Executive
                  Officer of HomeRuns.com, Inc., an online home grocery business. He was President, Chief Executive Officer, and Chief Operating Officer of Harcourt General, Inc. and The Neiman Marcus Group from 1991 through 1997.

Other Business Affiliations:  Director of John Hancock Mutual Life Insurance
                  Co., WESCO International, Inc., Sterling Autobody Centers, Inc., and Barney's New York, Inc.

Committees: Finance (Chair), Compensation & Nominating, and Executive.

CLASS II DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 2003

[PICTURE OF JAMES O.
FREEDMAN]
                  JAMES O. FREEDMAN         Age: 65         Director Since: 1991

Principal Occupation or Employment:  Mr. Freedman is President Emeritus and
                  Professor of Law and the Liberal Arts at Dartmouth College. He was President of Dartmouth College from 1987 to 1998. He is the President of the American Academy of Arts and Sciences.

Other Business Affiliations:  Past President of the University of Iowa and past
                  Dean of the University of Pennsylvania Law School; member of the American Law Institute, the Board of Directors of the Salzburg Seminar, and the Friends of the Library of the Supreme Court of Israel; life member of Clare Hall, Cambridge University; Fellow of the American Academy of Arts and Sciences; author of Crisis and Legitimacy: The Administrative Process and American Government, published by Cambridge University Press in 1978, and Idealism and Liberal Education, published by the University of Michigan Press in 1996; recipient of eleven honorary degrees, of the William O. Douglas First Amendment Freedom Award from the Anti-Defamation League of B'nai B'rith in 1991, and of the Frederic W. Ness Book Award of the Association of American Colleges and Universities in 1997.

Committees: Compensation & Nominating and Employment Practices & Diversity.

[Picture of Charles
R. Longsworth]

CHARLES R. LONGSWORTH                      Age: 71          Director Since: 1985

Principal Occupation or Employment: Mr. Longsworth is Chairman Emeritus of the
                  Colonial Williamsburg Foundation in Williamsburg, Virginia.

Other Business Affiliations: Director of Saul Centers, Inc. and The Center for
                  Public Resources; Chairman Emeritus of the Board of Trustees of Amherst College and President Emeritus of Hampshire College; Trustee, Historic Deerfield.

Committees: Employment Practices & Diversity (Chair), Executive, and Finance.

[Picture of Alfred
L. McDougal]

ALFRED L. MCDOUGAL                  Age: 70                 Director Since: 1994

Principal Occupation or Employment: Mr. McDougal is President of ALM
                  Corporation, a business management services company. Mr. McDougal was Chairman and Chief Executive Officer of McDougal, Littell & Company until its acquisition by the Company in March 1994.

Other Business Affiliations: Past Chairman of the Northern Illinois Business
                  Association and of the School Division of the Association of American Publishers, and a former director of the Association of American Publishers; governor of Yale University Press; director of Hubbard Street Dance Company and Opportunity International.

Committees: Audit and Employment Practices & Diversity.

CLASS I DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 2002

[PICTURE OF NADER F.
DAREHSHORI]
                  NADER F. DAREHSHORI        Age: 64        Director Since: 1989

Principal Occupation or Employment: Mr. Darehshori has been Chairman of the
                  Board and Chief Executive Officer of the Company since 1990 and was named President in October 1991.

Other Business Affiliations: Director of CGU Insurance Group, State Street Bank
                  and Trust Company, State Street Boston Corporation, the Massachusetts Business Roundtable, and the Association of American Publishers; chairman of the Boston Public Library Foundation; trustee of Wellesley College, the WGBH Educational Foundation, and the Dana-Farber Cancer Institute.

Committees: Executive (Chair).

[Picture of Michael
Goldstein]

MICHAEL GOLDSTEIN                  Age: 59                  Director Since: 1998

Principal Occupation or Employment: Mr. Goldstein has been Chairman of the Board of Toys "R" Us, Inc., since 1998; he was Chief Executive Officer and Vice Chairman of the Board from 1994 to 1999, and served as acting Chief Executive Officer from August 1999 to January 2000.

Other Business Affiliations: Director of Finlay Enterprises, Inc., United Retail
                  Group Inc., Baby Press Conference.com, the National Retail Federation, the 92nd Street Y, The Special Contributions Fund of the NAACP, The Council on Economic Priorities, the Northside Center for Child Development, the Queens College Foundation, and the State University of New York at Stony Brook Foundation; member of the Advisory Board of The For All Kids Foundation and the New York Restoration Project.

Committees: Compensation & Nominating (Chair), Audit, and Executive.

[Picture of Janet
Hill]

                  JANET HILL             Age: 53            Director Since: 2000

Principal Occupation or Employment: Ms. Hill is Vice President of Alexander &
                  Associates, Inc., a management consulting firm.

Other Business Affiliations: Director of Nextel Communications, Inc., Wendy's
                  International, Inc., Progressive Insurance Company, Dean Foods, Inc., and First Union Bank of Virginia, Maryland, and the District of Columbia; member of the Board of Visitors of the Fuqua School of Business at Duke University and of the Board of Advisors of the Hart Leadership Program at the Sanford Institute of Public Policy at Duke University; trustee of Wellesley College. Former Special Assistant to the Secretary of the Army at the Department of Defense.

Committees: Compensation & Nominating

RELATED PARTY TRANSACTIONS WITH DIRECTORS

     Mr. Darehshori is a director of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company is the Trustee of the Company's Retirement Trust, Employees' Medical Benefits Trust, and Benefits Trust, and is also Trustee under the Company's Indenture relating to the issuance of debt securities.

STOCK OWNERSHIP

  Directors and Officers

     The following table shows how much Company stock each director, nominee, executive named in the Summary Compensation Table, and all directors and executive officers as a group, owned as of January 31, 2001. The term "beneficial ownership" includes shares held both directly and indirectly (such as through a trust), shares which a director or officer may vote or transfer (even if these powers are shared), options that are exercisable currently or within 60 days, and, under some circumstances, shares held by family members. We expect directors and executive officers to establish and maintain a meaningful stock ownership position in the Company that reflects the common interest they share with stockholders in the Company's performance.

                                                                  AMOUNT AND
                                                                  NATURE OF         PERCENT
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)(2)(3)    OF CLASS
                  ------------------------                    ------------------    --------
Albert Bursma, Jr...........................................         38,156              *
Nader F. Darehshori.........................................        281,138(4)           *
Gail Deegan.................................................         82,610              *
James O. Freedman...........................................         14,601              *
Michael Goldstein...........................................         15,084              *
Janet Hill..................................................          1,250              *
Gail H. Klapper.............................................         10,084              *
John E. Laramy..............................................         24,594              *
George A. Logue.............................................         61,353              *
Charles R. Longsworth.......................................         28,001(5)           *
Claudine B. Malone..........................................         27,656(6)           *
Alfred L. McDougal..........................................         19,833(7)           *
Ralph Z. Sorenson...........................................         30,201              *
Wendy J. Strothman..........................................         16,498              *
Robert J. Tarr, Jr..........................................         22,251(8)           *
All directors and executive officers as a group (25
  persons)..................................................      1,045,664           3.61%

---------------
* Less than one percent

(1) Except as described in this note, the holder has sole voting and investment power over the shares listed. The following list shows the officers holding restricted shares; the holder has only sole voting power over the listed shares, but does not have investment power.

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Mr. Darehshori..............................................       15,657
Mr. Bursma..................................................        5,533
Ms. Strothman...............................................        4,968
Ms. Deegan..................................................        5,878
Mr. Laramy..................................................        4,082

     In addition to the restricted shares, Mr. Darehshori also holds 28,828 Restricted Share Units, which do not have voting rights and may not be transferred. After Mr. Darehshori's retirement, these Restricted Share Units will automatically convert into an equal number of shares of common stock.

     Two members of the group composed of all directors and executive officers share with others voting and investment power over 55,965 of the shares listed, and the holders have sole voting power only over 76,184 of the shares listed.

(2) Includes shares that may be acquired upon exercise of stock options that were exercisable on January 31, 2001, or that will become exercisable within 60 days after January 31, 2001. The following list shows the number of these shares.

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Mr. Bursma..................................................            0
Mr. Darehshori..............................................       60,000
Ms. Deegan..................................................       30,000
Mr. Freedman................................................        8,001
Mr. Goldstein...............................................        4,001
Ms. Hill....................................................          667
Ms. Klapper.................................................        4,001
Mr. Laramy..................................................        6,667
Mr. Longsworth..............................................        8,001
Ms. Malone..................................................        8,001
Mr. McDougal................................................        8,001
Dr. Sorenson................................................        8,001
Ms. Strothman...............................................            0
Mr. Tarr....................................................        5,335
All directors and executive officers as a group (25
  persons)..................................................      183,476

     In calculating the "percent of class," the shares subject to these options have been treated as if they were issued and outstanding.

(3) Includes shares held as a participant in the 401(k) Savings Plan as of December 31, 2000, the most recent date for which such information is available.

(4) Includes 1,674 shares owned by Mr. Darehshori's wife and 2,585 shares held by Mr. Darehshori's wife as custodian for minor children.

(5) Mr. Longsworth has reported and disclaimed beneficial ownership of 1,300 shares owned by his wife.

(6) Includes 14,655 shares owned by a corporation of which Ms. Malone is sole stockholder.

(7) Includes 5,832 shares owned by a trust of which Mr. McDougal is trustee.

(8) Mr. Tarr has reported and disclaimed beneficial ownership of 1,500 shares owned by a charitable trust of which Mr. Tarr is trustee.

     We created the 1994 Executive and Non-Employee Director Stock Purchase Plans in August 1994 and the 2000 Senior Management and Director Stock Purchase Plan in February 2000 to encourage our directors and executive officers to increase their ownership of the Company's common stock. Under the 1994 Plans, nine directors and twelve executive officers purchased a total of 116,122 shares. Under the 2000 Plan, seven directors and fifty-six officers and senior managers (including fifteen executive officers) purchased a total of 287,430 shares. The plans provide generally that shares may not be sold for one year from date of purchase.

     In connection with these plans, we entered into loan agreements with some participants. All loans, which must be repaid on sale of the shares, are interest-bearing and have full recourse against the borrower. Loans to employee-participants under the 1994 Executive Stock Purchase Plan and all loans under the 2000 Plan are secured by the shares. The promissory notes of employee-participants under the 1994 Executive Stock Purchase Plan provide for an effective interest rate of 6.25% and mature on June 30, 2003. The promissory notes of director-participants under the 1994 Non-Employee Director Stock Purchase Plan were amended in 2000; they now provide for an effective interest rate of 6.25% and mature on the earlier of October 30 of the year of normal retirement for the director-participant, or six months after the director-participant has ceased, for any reason, to serve as a Director of the Company. The promissory notes under the 2000 Plan provide for an effective interest rate of 8% and mature on February 28, 2005. The following list shows the highest amounts outstanding under any of these loans that exceeds $60,000 since January 1, 2000, which is the same as the amount currently outstanding for all individuals other than Ms. Deegan, whose loan was repaid in June. Directors: Mr. Goldstein, $169,686; Ms. Klapper, $84,861; Mr. Longsworth, $170,293; Mr. McDougal, $85,146; Dr. Sorenson, $170,293. Director and executive officer: Mr. Darehshori, $3,255,058. Executive officers: Mr. Battle, $49,208; Mr. Bursma, $639,293; Mr. Caron, $63,633; Ms. Deegan, $193,861; Ms. Hacking, $742,043; Mr. Laramy, $365,008; Mr. Logue,
$416,964; Mr. Mooney, $383,490; Mr. Oswald, $1,139,151; Mr. Smith, $725,209; Ms.
Smith, $577,218; Mr. Weaver, $503,250. The highest amount outstanding for Ms. Deegan was $193,861.

  Principal Stockholders

     The following table shows, as of December 31, 2000, the only person we know to be beneficial owner of more than 5% of the Company's common stock. This information is based on the Schedule 13G report filed with the Securities and Exchange Commission ("SEC") by the person listed in the table. This report has additional information about the filer's beneficial ownership; you may obtain copies from the SEC.

          NAME AND ADDRESS OF                                          AMOUNT AND NATURE OF
           BENEFICIAL OWNER              PERCENT OF CLASS              BENEFICIAL OWNERSHIP
          -------------------            ----------------              --------------------
State Street Bank and Trust Company,           5.5%        311,925 shares -- sole voting power
Trustee                                                    1,417,004 shares -- shared voting power
3 Pinehill Drive                                           316,325 shares -- sole dispositive power
Batterymarch III                                           1,432,004 shares -- shared dispositive power
Quincy, MA 02169

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and greater-than-10% stockholders to file reports of their beneficial ownership of the Company's common stock, and to provide us with copies of all reports they file. The rules of the SEC require us to disclose in this Proxy Statement any late filings of these reports. Based on our review of these reports and certifications given to us, we believe that there were no late filings in 2000.

COMPENSATION & NOMINATING COMMITTEE'S REPORT TO STOCKHOLDERS

  Introduction

     The Compensation & Nominating Committee of the Board of Directors administers compensation plans for Mr. Darehshori and fifteen other executives. The members of the Committee are directors who are not Company employees. The Committee believes that:

     - The level of cash and stock compensation that executives receive should be closely linked to the financial performance of the Company and organizational units;

     - In order to attract, motivate, retain, and reward highly qualified executives, it is necessary to offer financial opportunities comparable to those provided by the Company's competitors and industry in general; and

     - Executives should own stock in the Company so that their financial interests are aligned with stockholders' interests.

  Determining How to Compensate Executives

     Compensation for executives includes salary, annual incentives, and long-term incentives, principally in the form of stock. In determining the amount of each compensation element, the Committee considers how the Company's competitors and comparably sized companies in general industry compensate executives with comparable responsibilities. The Committee met three times in 2000 and reported its actions and deliberations to the Board of Directors. For 2000 compensation, the Committee's independent compensation consultant presented an extensive comparison of the Company's compensation practices in light of its performance with respect to other publishing companies and general industry and concluded that the Company's compensation levels were within competitive ranges. The surveyed companies include those entities in the publishing peer group, a comparator group for purposes of the Stock Performance Graph on page 14.

  Salary

     Salaries for executives are based on a combination of external market and internal factors including the responsibilities and strategic value of the position and on the employee's experience and performance. Each year the Committee reviews the salaries of Mr. Darehshori and the other executive officers. The Committee considers the Company's financial performance, the financial performance of the business unit for which each executive is responsible, and Mr. Darehshori's evaluation of each executive's performance as well as his recommendations for salary increases. The Committee also considers information presented by its independent compensation consultant with respect to salaries for executives with comparable responsibilities at other publishing companies and in general industry. Salary increases are usually effective April 1.

     The Committee considers comparable factors when reviewing Mr. Darehshori's salary. In determining Mr. Darehshori's salary for 2000, the Committee reviewed the Company's financial and operating performance for 1999. After considering these and other factors, the Committee increased Mr. Darehshori's salary from $640,000 to $690,000.

  Incentive Compensation

     Each year the Committee approves an annual incentive plan early in the year. The 2000 plan was similar to the plans which have been in effect for several years. All executives are provided an opportunity to earn an incentive as a percent of their salary based on achievement of Company financial objectives as designated in the plan, and for executives who lead a Company division, partly on achievement of financial objectives established for the applicable division. The plan also provided that executives could earn a portion of their incentive if they met operating objectives set early in the year. The maximum cash payment under the plan was 100% of the executive's target incentive. Amounts earned in excess of the target incentive are paid in restricted Company stock, which cannot be sold or transferred for three years. Mr. Darehshori's 2000 incentive award was $127,598.

  Company Stock

     The Committee believes that it is important for Company stock to be a significant element in executive compensation so that the Company's executives have a financial interest in the long-term success of the Company and better identify with the interests of stockholders. The Committee also believes that the best ways to provide executives with stock ownership opportunities are stock options and restricted stock, as well as performance shares, which depend on achievement of specified financial goals.

  IRS Limits on Tax Deductibility of Compensation

     The Securities and Exchange Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, under which the Company may not deduct certain forms of compensation in excess of $1 million paid to an executive officer listed in the Summary Compensation Table unless certain requirements are met. The Committee's policy is to balance the deductibility of compensation with the need to provide appropriate and competitive financial rewards to Company executives.

     This report is submitted by the Company's Compensation & Nominating Committee, the members of which are Mr. Goldstein (Chairman), Mr. Freedman, Ms. Hill, Dr. Sorenson, and Mr. Tarr.

STOCK PERFORMANCE GRAPH

     SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of the Company's common stock with a broad market index and either a published industry or line-of-business index or a group of peer companies. We have compared the Company's performance with the Standard & Poor's MidCap 400 Index and a peer group composed of the publicly traded common stocks of six companies with significant publishing activities. The companies in the peer group are Golden Books Family Entertainment, Inc.; Harcourt General Inc.; McGraw-Hill, Inc.; Scholastic Corporation; Thomas Nelson, Inc.; and John Wiley & Sons, Inc. The returns of each stock in the peer group have been weighted to reflect relative stock market capitalization. The graph below shows the five years from December 31, 1995, to December 31, 2000, and assumes an initial investment of $100 and quarterly reinvestment of dividends. The price of the Company's common stock was $21.50 on December 29, 1995, and $46.375 on December 29, 2000. The information in the graph reflects the Company's two-for-one stock split effective in July 1997.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   HOUGHTON MIFFLIN COMPANY, S&P MIDCAP 400 INDEX, AND PUBLISHING PEER GROUP

                                                  HOUGHTON MIFFLIN CO.        S&P MIDCAP 400 INDEX             PEER GROUP
                                                  --------------------        --------------------             ----------
Base Period Dec95                                        100.00                      100.00                      100.00
Dec96                                                    134.35                      119.20                      106.64
Dec97                                                    184.92                      157.65                      144.62
Dec98                                                    231.05                      187.77                      188.34
Dec99                                                    208.76                      215.41                      206.25
Dec00                                                    232.41                      253.12                      225.64

Total return data provided by S&P's Compustat Services, Inc.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid the Chairman, President, and Chief Executive Officer and the four other most highly compensated executive officers during the last three years.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                               -----------------------------------------   -----------------------------
                                                                                      AWARDS
                                                                           -----------------------------
                                                               OTHER        RESTRICTED      SECURITIES
                                                               ANNUAL          STOCK        UNDERLYING      ALL OTHER
          NAME AND                     SALARY     BONUS     COMPENSATION     AWARD(S)         OPTIONS      COMPENSATION
     PRINCIPAL POSITION        YEAR     ($)        ($)          ($)           ($)(1)            (#)           ($)(2)
     ------------------        ----   --------   --------   ------------   -------------   -------------   ------------
Nader F. Darehshori..........  2000   $677,500   $127,598        $0          $      0          40,180        $132,210
Chairman, President,           1999    630,000    333,347         0                 0               0         178,313
and Chief Executive Officer    1998    590,000    300,036         0           202,288         160,000         190,411

Albert Bursma, Jr............  2000    313,500    114,893         0                 0          15,070          83,279
Executive Vice President       1999    295,750    120,000         0            13,766               0          90,477
                               1998    280,500    113,206         0            34,055          30,000          96,347

Wendy Strothman..............  2000    281,005    113,600         0             8,055               0          13,335
Executive Vice President       1999    267,753    108,800         0            14,950               0          33,051
                               1998    247,500    101,655         0            32,360          30,000          33,642

Gail Deegan..................  2000    347,750     48,385         0                 0           4,770          20,082
Executive Vice President and   1999    333,000    109,174         0                 0               0          48,507
Chief Financial Officer        1998    313,500    127,230         0            65,201          30,000          49,653

John Laramy..................  2000    278,750    112,000         0             3,495           7,640          10,500
Executive Vice President       1999    180,080     74,250         0           194,000          10,000          10,000
                                 (3)

(1) The restricted shares awarded for 1998 were awarded on January 26, 1999 as part of the 1998 bonus. The restricted shares awarded for 1999 were awarded on January 25, 2000 as part of the 1999 bonus. The restricted shares awarded for 2000 were awarded on January 30, 2001 as part of the 2000 bonus. Restrictions on shares awarded as part of the 1998, 1999, and 2000 bonuses will lapse three years from the date of award provided the recipient remains employed by the Company. Dividends are paid on all restricted shares at the same rate paid to all stockholders. The value shown is the fair market value at date of grant. The following list shows the total number of shares of restricted stock held by or to be awarded to the officers listed in the table as of December 31, 2000, as well as the market value of these shares, determined by the closing price of the Company's common stock on the New York Stock Exchange on December 29, 2000: Mr. Darehshori, 47,055 shares, with a year-end market value of $2,182,176; Mr. Bursma, 5,533 shares, with a year-end market value of $256,593; Ms. Strothman, 6,096 shares, with a year-end market value of $282,702; Ms. Deegan, 6,798 shares, with a year-end market value of $315,257; Mr. Laramy, 4,082 shares, with a year-end market value of $189,303. Mr. Darehshori's shares include 28,828 Restricted Share Units, which do not have voting rights and may not be transferred. After Mr. Darehshori's retirement, these Restricted Share Units will automatically convert into an equal number of shares of common stock.

(2) These amounts are the Company's matching contributions under the 401(k) Savings Plan, contributions under the defined contribution component of the Supplemental Benefits Plan, and premiums paid for split-dollar life insurance policies. Under the Supplemental Benefits Plan, we provide benefits substantially equal to benefits that could not be provided under the 401(k) Savings Plan because of limitations under the Internal Revenue Code. The split-dollar life insurance premiums have two components, for the term and non-term portions of the insurance. The ownership of these policies is structured so that the Company will be reimbursed for the cumulative total of all premiums paid on the earlier of the death or retirement of the executive. The result is that over the life of the program there is minimal cost to the Company. We retain the right to borrow against our investment in the policies at any time. As of January 1, 2001, the split-dollar policies for executives other than Mr. Darehshori and Mr. Bursma were converted to employee-owned whole life policies. The table below shows the amounts we paid for each of these categories during 2000 for the officers listed in the table.

                                                   CONTRIBUTIONS          TERM          NON-TERM
                                 CONTRIBUTIONS           TO             PORTION-        PORTION-
                                   TO 401(K)        SUPPLEMENTAL      SPLIT-DOLLAR    SPLIT-DOLLAR
             NAME                SAVINGS PLAN      BENEFITS PLAN       INSURANCE       INSURANCE
             ----                -------------    ----------------    ------------    ------------
Mr. Darehshori.................     $7,650             $2,550           $22,503         $99,507
Mr. Bursma.....................      7,293              2,907            12,631          60,448
Ms. Strothman..................      6,832              3,668             2,843               0
Ms. Deegan.....................      7,650              2,550             9,882               0
Mr. Laramy.....................      6,785              3,715                 0               0

(3) Mr. Laramy became an executive officer in 1999.

STOCK COMPENSATION PLAN

     We believe that our officers and employees should have the same interest in the Company's success as its stockholders. We encourage officers and employees to become stockholders by a variety of grants under the 1998 Stock Compensation Plan. These grants include options to buy the Company's stock, restricted or bonus stock, and performance awards, where the amount of cash and/or stock received depends on achieving specified performance goals.

  Stock Options

     The following table shows stock option grants in 2000 to the officers named in the Summary Compensation Table. The amounts shown as potentially realizable values are based on the assumed appreciation rates required by the SEC, but the real value of these options will depend entirely on the actual future share price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
                                                          INDIVIDUAL GRANTS             OPTION TERM
                            -----------------------------------------------------------------------------
                            NUMBER OF     % OF TOTAL
                            SECURITIES     OPTIONS
                            UNDERLYING    GRANTED TO
                             OPTIONS     EMPLOYEES IN   EXERCISE OR
                             GRANTED     FISCAL YEAR    BASE PRICE    EXPIRATION
           NAME                (#)           (1)          ($/SH)         DATE        5%($)       10%($)
           ----             ----------   ------------   -----------   ----------   ----------  ----------

Nader F. Darehshori.......    40,180        6.63%        $39.8125     2/29/2000     $441,958    $976,612
Albert Bursma, Jr.........    15,070         2.49         39.8125     2/29/2000      165,762     366,290
Wendy J. Strothman........         0            0              --            --           --          --
Gail Deegan...............     4,770         0.79         39.8125     2/29/2000       52,467     115,939
John E. Laramy............     7,640         1.26         39.8125     2/29/2000       84,036     185,697

---------------
(1) Represents options granted under the 2000 Senior Management and Director Stock Purchase Plan. Options were exercisable only on the date of grant.

     The following table shows option exercises during 2000 by those officers. It also shows the number of options they still hold, both those currently exercisable and those that will be exercisable in the future, along with the value of these options at year-end. Because these options have not been exercised, the values shown have not been realized. The options will have value only if they are exercised, and that value will depend entirely on the share price on the exercise date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                                  SECURITIES         VALUE OF
                                                                  UNDERLYING       UNEXERCISED
                                                                 UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS AT        OPTIONS AT
                                       SHARES                     FY-END(#)         FY-END($)
                                      ACQUIRED       VALUE      --------------   ----------------
                                     ON EXERCISE    REALIZED     EXERCISABLE/      EXERCISABLE/
NAME                                     (#)         ($)(1)     UNEXERCISABLE    UNEXERCISABLE(1)
----                                 -----------    --------    --------------   ----------------
Nader F. Darehshori................    80,180       $750,000    60,000/100,000        $0/$0
Albert Bursma, Jr..................    45,070        566,250          0/30,000        $0/$0
Wendy J. Strothman.................    10,000        179,400          0/30,000        $0/$0
Gail Deegan........................     4,770              0     30,000/30,000        $0/$0
John E. Laramy.....................    15,640        149,000       6,667/7,333        $0/$0

---------------
(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

RETIREMENT PLAN

     The Company maintains a tax-qualified, defined benefit Retirement Plan, and establishes an account for each eligible employee. Every year, we credit each employee's account with an amount that varies depending on the employee's length of service and earnings, and with interest on the accumulated balance. For calculating our contribution to the Retirement Plan, compensation consists primarily of salary, wages, commissions, and annual incentive compensation. When an employee leaves the Company, he or she has the option to:

     - convert this account to an annuity benefit,

     - leave the account in the Retirement Plan where it will continue to earn interest, or

     - take the account balance as a lump sum payment.

     An employee who leaves with fewer than five years of service receives no benefit under the Retirement Plan.

     The Internal Revenue Code limits the annual amount of compensation that can be taken into consideration for determining benefits and the annual benefit accruals under a tax-qualified retirement plan. As permitted by the Internal Revenue Code, the Company maintains a Supplemental Executive Retirement Plan that provides retirement benefits in excess of these limits. We calculate these supplemental benefits for the officers named in the Summary Compensation Table and twelve other executive officers based on a formula which uses a multiple of the employee's years of service and average annual earnings for the three highest-paid consecutive years of service in the last ten years before retirement. The following table shows the range of the estimated annual retirement benefits under the Retirement Plan and the Supplemental Executive Retirement Plan at the normal retirement age of 65 (calculated as of January 1, 2001) to those officers. The benefits shown in the table reflect a single life annuity benefit.

                               PENSION PLAN TABLE

 AVERAGE ANNUAL              ESTIMATED ANNUAL BENEFIT FUNDED BY THE COMPANY
  COMPENSATION                   FOR YEARS OF PARTICIPATION INDICATED(1)
FOR THREE HIGHEST   -----------------------------------------------------------------
CONSECUTIVE YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS    40 YEARS
-----------------   --------   --------   --------   --------   --------   ----------
   $  250,000       $ 84,375   $112,500   $140,625   $168,750   $196,875   $  225,000
      300,000        101,250    135,000    168,750    202,500    236,250      270,000
      350,000        118,125    157,500    196,875    236,250    275,625      315,000
      400,000        135,000    180,000    225,000    270,000    315,000      360,000
      450,000        151,875    202,500    253,125    303,750    354,375      405,000
      500,000        168,750    225,000    281,250    337,500    393,750      450,000
      550,000        185,625    247,500    309,375    371,250    433,125      495,000
      600,000        202,500    270,000    337,500    405,000    472,500      540,000
      650,000        219,375    292,500    365,625    438,750    511,875      585,000
      700,000        236,250    315,000    393,750    472,500    551,250      630,000
      750,000        253,125    337,500    421,875    506,250    590,625      675,000
      800,000        270,000    360,000    450,000    540,000    630,000      720,000
      850,000        286,875    382,500    478,125    573,750    669,375      765,000
      900,000        303,750    405,000    506,250    607,500    708,750      810,000
      950,000        320,625    427,500    534,375    641,250    748,125      855,000
    1,000,000        337,500    450,000    562,500    675,000    787,500      900,000
    1,050,000        354,375    472,500    590,625    708,750    826,875      945,000
    1,100,000        371,250    495,000    618,750    742,500    866,250      990,000
    1,150,000        388,125    517,500    646,875    776,250    905,625    1,035,000
    1,200,000        405,000    540,000    675,000    810,000    945,000    1,080,000
    1,250,000        421,875    562,500    703,125    843,750    984,375    1,125,000

---------------
(1) For Mr. Darehshori and Mr. Bursma, the amounts shown approximate the value of their retirement benefits and split-dollar life insurance policies.

     As of December 31, 2000, the years of credited service and the compensation that will be taken into account for pension calculations for 2000 for the officers named in the Summary Compensation Table are: Mr. Darehshori, 35 years and $1,010,847; Mr. Bursma, 29 years and $433,534; Ms. Strothman, 5 years and $389,810; Ms. Deegan, 15 years and $456,924; and Mr. Laramy, 7 years and $353,000. Differences between the amount of compensation shown above and in the Summary Compensation Table on page 15 reflect differences in accounting for incentive compensation payments, which are included in the year paid when calculating pension benefits.

CHANGE-IN-CONTROL ARRANGEMENTS

  Severance Agreements

     Sixteen executive officers, including those named in the Summary Compensation Table, have severance agreements with the Company. The senior executives' severance agreements expire on December 31, 2003, and are automatically extended on an annual basis for an additional twelve-month period unless we give the executive at least eighteen months' notice that the agreement will not be extended. Fifteen executive officers have agreements of this kind. We also have severance agreements with some of our key managers. One executive officer is a party to a key managers' severance agreement.

     Severance benefits under both types of agreements are payable if, within two years after a "change in control" of the Company, either the employee terminates his or her employment for "good reason," as defined in the agreement, or the Company terminates the employee's employment other than for reasons specifically permitted by the agreement. Under the terms of the agreement between Mr. Darehshori and the Company, severance benefits are payable under the same conditions as for the senior executives, or if Mr. Darehshori leaves voluntarily within the six-month period beginning three months after a change in control.

     A change in control will generally be deemed to have occurred on (a) a third party's acquisition of 25% or more of the Company's stock; (b) a change, over a two-year period, in the majority of the members of the Company's Board of Directors; (c) a merger, consolidation, or liquidation of the Company; or (d) the sale of all or substantially all of the Company's assets.

     In general, the severance agreements entitle the employee to:

     - a lump sum payment of either three times (for senior executives) or two times (for key managers) their annual salary and the greater of either any incentive compensation awarded in the preceding year or the average incentive compensation awarded in the past three years;

     - all incentive compensation earned but previously deferred and not yet distributed;

     - a pro-rata bonus for the part of the year which precedes a change in control;

     - the aggregate present value of benefits under the Company's Supplemental Benefits Plan; and

     - the present value of additional retirement benefits which would have been earned by the employee under existing retirement plans had he or she remained in the Company's employ for either an additional 36 months (for senior executives) or 24 months (for key managers).

     In addition, we will maintain medical, life insurance, and disability coverage benefits for the employee for a period of either 36 months (for senior executives) or 24 months (for key managers) following termination of employment. We will also reimburse senior executives and key managers for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements. Severance payments made under the key managers' severance agreements may not exceed the amount that we are permitted to deduct for federal income tax purposes.

  Stock Compensation and Other Plans

     In general, on a change in control, all options become immediately exercisable, all restricted shares become immediately vested, and all performance-based awards are paid out, pro rata depending on how much of the performance period has been completed as of the date of the change in control.

     We have established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, non-employee directors' retirement benefits, and deferred compensation agreements with employees and directors, to preserve those benefits in the event of a change in control. The Board may decide to have other employee plans covered by the Supplemental Benefit Trust as well. On any "potential change in control," which is defined in the Supplemental Benefit Trust as a third party acquiring 15% or more of the Company's stock, we will contribute enough additional cash and property to the Supplemental Benefit Trust to pay, in accordance with the terms of the covered plans, the authorized benefits. However, the assets in the Supplemental Benefit Trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, we remain obligated to pay any deficiency.

PROPOSAL 2 -- ADOPTION OF THE HOUGHTON MIFFLIN COMPANY 2001 STOCK COMPENSATION PLAN

     We believe that it is important to encourage employees whose efforts are important to the continued success and growth of the Company to own Company stock. To help employees become stockholders, we have granted options to employees to purchase Houghton Mifflin common stock through stock compensation plans. The most recent such plan is the Houghton Mifflin 1998 Stock Compensation Plan (the "1998 Plan").

     At its February 28, 2001 meeting, the Board of Directors adopted the Houghton Mifflin Company 2001 Stock Compensation Plan (the "2001 Plan"). We are now asking for your approval of the 2001 Plan so that it can become effective.

     The 2001 Plan, when effective, will replace the 1998 Plan. After the effective date of the 2001 Plan, we will not make any further grants under the 1998 Plan, but all existing grants will remain in effect until they expire. As of January 31, 2001, options and grants for approximately 1,599,700 shares were outstanding under the 1998 Plan, and options and grants for approximately 470,647 shares were outstanding under the 1995 Stock Compensation Plan. The 2001 Plan is similar to the 1998 Plan in that it provides the Board of Directors with great flexibility in determining the terms of the options or grants to employees to better meet changing circumstances.

     We have summarized the key provisions of the 2001 Plan below, but you should review the full text of the 2001 Plan in Appendix A for additional details.

  Purpose and Administration

     In general terms, the 2001 Plan permits us to grant options, restricted or bonus stock, or other performance awards to employees of the Company and its subsidiaries whose services, in the judgment of the Compensation & Nominating Committee of the Board of Directors (the "Committee"), are important to the Company's continued success and growth. The Committee, which will administer the 2001 Plan, determines the terms and conditions of grants to individual employees, including the exercise price of options, the ability to transfer the grant, and the number of shares of stock subject to each grant. Approximately 300 employees are now eligible to receive employee grants under the 2001 Plan.

  Number of Shares Authorized

     A total of 1,000,000 shares of common stock are authorized for issuance under the 2001 Plan, plus any shares authorized but unused under the prior plans. We may adjust this total if there are changes in the Company's capitalization, a merger, or a similar transaction.

  Types of Grants

     The Committee may make grants to employees under the 2001 Plan in the form of incentive or non-qualified stock options; restricted stock, performance shares, or performance units, which may be subject to forfeiture if specified requirements (such as continued employment or performance goals) are not met; stock which is part of an employee's incentive compensation; or stock awards or bonuses. The maximum award that may be granted to one individual is 500,000 shares. The 2001

Plan allows the Committee to make cash payments to compensate employees for tax liability resulting from awards other than stock options.

     The 2001 Plan also provides for an annual grant of 1,000 shares of stock and an option to purchase 2,000 shares as compensation to each non-employee member of the Board of Directors for each full calendar year of service. A grant to a non-employee director for a partial year of service will be prorated. Currently, 9 non-employee directors are eligible to receive these formula grants under the 2001 Plan.

  Payment of Exercise Price

     The exercise price of a stock option may be paid in cash or previously owned stock, or both. The exercise price may also be paid through a "cashless exercise" procedure, which allows employees to sell immediately enough of the shares to cover the exercise price and to pay withholding taxes. In addition, the Company may provide loans to be used for all or part of the exercise price.

  Amendment

     We may amend or terminate the 2001 Plan at any time, but we may not do so without an employee's consent if it would adversely affect the employee's rights to previously-granted awards.

  Current Stock Information

     The closing price of the Company's common stock on March 5, 2001, was $42.43 per share on the New York Stock Exchange.

  New Plan Benefits Table

     As of the date of this Proxy Statement, we have made no awards under the 2001 Plan. Because of the flexibility that the 2001 Plan provides, the cost of the 2001 Plan will vary depending on the terms of the individual grants awarded to employees. It is not possible to determine the amount of benefits that any individual employee or group of employees may receive in the future under the 2001 Plan, since all awards will be made by the Committee in its sole discretion. The table below shows information about annual awards that would be made to all non-employee directors as a group under the 2001 Plan.

                                                   DOLLAR VALUE($)              NUMBER OF UNITS
                                                   ---------------              ---------------

All directors who are not executive     Fair market value at date of grant          27,000
  officers, as a group*...............

---------------
* Includes 9 non-employee directors in 2001.

  Federal Income Tax Consequences-2001 Plan

  Stock Options

     There is no immediate federal income tax effect on the grant of a stock option; the option holder does not recognize taxable income, and the Company does not receive a tax deduction. When an incentive stock option is exercised, the option holder generally does not recognize taxable income (unless required by the alternative minimum tax), and the Company does not receive a tax deduction. When non-qualified stock options are exercised, the holder will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value on the date of exercise. The Company will receive a tax deduction in the same amount.

     If, after exercising an incentive stock option, the employee holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as capital gain or loss. If the shares are not held for these periods, the option will be treated as a nonqualified option, and the Company will receive a tax deduction for the amount of the employee's gain, now treated as taxable compensation for services. When the stock received by exercise of a nonqualified stock option is sold, any gain or loss will be treated as either long- or short-term capital gain or loss, depending on how long the stock has been held. Certain additional rules apply if the exercise price for any option is paid in shares previously owned by the option holder.

  Restricted Stock and Other Stock Awards

     An employee who is granted an award of restricted stock or other stock does not recognize taxable income at the time of the grant if the shares are subject to a substantial risk of forfeiture and are not transferable. The employee recognizes income only when there is no longer a risk of forfeiture or the shares become transferable, in an amount equal to the fair market value of the stock at the date when the risk ends or the shares become transferable. The Company is then entitled to a tax deduction in the same amount. If the stock is later sold, the difference between the amount received from the sale and the amount recognized as income will be treated as either long- or short-term capital gain or loss, depending on how long the stock has been held.

  Vote Necessary for Action

     Approval of the 2001 Plan requires the affirmative vote of the holders of a majority of shares present in person or by proxy. For this purpose, abstentions have the effect of a "no" vote. Broker non-votes are not treated as present and have no effect on the vote. In addition, the New York Stock Exchange requires
(1) that a majority of the shares entitled to vote on this proposal must cast votes on this proposal, with abstentions counting as votes cast and broker non-votes not counting as votes cast, and (2) that at least a majority of the votes cast must be in favor of the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

PROPOSAL 3--RATIFICATION OF INDEPENDENT AUDITORS

     Based on the Audit Committee's recommendation, the Board has selected Ernst & Young LLP as the Company's independent auditors for 2001. We are asking you to ratify the Board's selection. During 2000, Ernst & Young's services included auditing the Company's consolidated statements and reviewing unaudited quarterly financial information and advising us on various accounting, tax, and regulatory matters. Representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement and answer appropriate questions. The following table shows fees paid to Ernst & Young during the last fiscal year.


Audit Fees..................................................  $466,000
All Other Fees
     Audit-Related Services.................................   110,500
     Non-Audit Related Services.............................    55,200
Total Fees..................................................   631,700

     No fees were incurred for financial information systems design and implementation services.

  Vote Necessary for Action

     Ratification requires the affirmative vote of a majority of the shares present in person or by proxy. For this purpose, abstentions have the effect of a "no" vote. The Board will reconsider its selection of Ernst & Young if the stockholders vote against ratification.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL THREE.

AUDIT COMMITTEE'S REPORT TO STOCKHOLDERS

     The Audit Committee of the Board of Directors is comprised of four directors. The Board has determined that each Committee member is independent under the New York Stock Exchange's listing standards.

     The Committee operates under a written charter, which is included in this Proxy Statement as Appendix B. Under the charter, management is responsible for the Company's financial statements, the financial reporting process, and the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's financial statements and issuing an opinion that the financial statements conform with generally accepted accounting principles. The Committee's responsibility is to monitor and oversee these processes.

     In fulfilling its oversight responsibilities, the Committee discusses with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     The Committee has reviewed and discussed with both management and the independent auditors the audited financial statements for the year ended December 31, 2000, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee has also reviewed with the independent auditors the other matters required to be discussed by Statement on Accounting Standards No. 61 (Communications with Audit Committees). In addition, the Committee discussed with the independent auditors their independence from management and considered the compatibility of nonaudit services with the auditors' independence. The Company has received from the auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Based on its review and discussions with management and the independent auditors, the Committee recommended to the Board (and the directors have approved) the inclusion of the audited financial statements for the year ended December 31, 2000 in the Company's Annual Report on Form 10-K for filing with the SEC. The Committee has recommended and the Board has approved the selection of Ernst & Young LLP as the independent auditors for 2001.

     This report is submitted by the Company's Audit Committee, the members of which are Ms. Malone (Chair), Mr. Goldstein, Ms. Klapper, and Mr. McDougal.

OTHER INFORMATION

  Stockholder Proposals

     Stockholders who want to have a proposal included in next year's Proxy Statement for the 2002 Annual Meeting must send the proposal to the Company's Clerk at our executive offices in Boston so that the Clerk receives the proposal no later than November 28, 2001. To be eligible to submit a proposal, a stockholder must have been a registered or beneficial owner of either at least one percent of the Company's outstanding stock or stock with a market value of $1,000 for at least one year before submitting the proposal, must continue to own stock at this level through the meeting date, and must comply with other SEC requirements.

     Stockholders who want to present business for action at the meeting, other than proposals included in the Proxy Statement, must follow the procedures described in the Company's By-laws. The By-laws provide that stockholder proposals or nominations for director may be made only by a stockholder of record who has given the Company advance notice of the proposed business or nomination. For the 2002 Annual Meeting, we must receive the stockholder's notice between December 26, 2001, and February 9, 2002. If there is a special meeting, or if the Annual Meeting is called for a date prior to February 9, 2002, we must receive the stockholder's notice not later than the close of business 20 days after the day we mailed the notice of the meeting or publicly announced the meeting date. The stockholder's notice must contain specific background and stock ownership information about the stockholder making the proposal or nomination, and, if a director nominee is proposed, background and stock ownership information about the nominee. Please see the By-laws for additional details.

  Expenses of Soliciting Proxies

     The Company will pay all costs of soliciting these proxies. In addition to mailing proxy-soliciting material, our officers and employees may also solicit proxies in person, by telephone, or by other electronic means of communication. We will ask banks, brokers, and institutions, nominees, and fiduciaries to forward the proxy material to their principals and to obtain authority to execute the proxies. We will then reimburse them for expenses. We have also retained Innisfree M & A Incorporated to assist us in soliciting proxies and have agreed to pay them a fee of approximately $6,000 plus out-of-pocket expenses.

                                                                      APPENDIX A

                            HOUGHTON MIFFLIN COMPANY
                          2001 STOCK COMPENSATION PLAN

     The primary purpose of this Plan is to attract, retain, and motivate the employees of Houghton Mifflin Company (the "Company") and of any subsidiary corporation of which more than 50% of the outstanding voting stock is owned by the Company (a "Subsidiary") who will most assist the Company or its Subsidiaries in achieving the Company's long-term goals and objectives, and to provide an opportunity for these employees to acquire an interest in the Company through the granting of options or restricted or bonus stock or other performance awards, as herein provided. Additionally, the Plan is intended to provide an incentive to non-employee members of the Board of Directors of the Company ("director-participants") to increase their efforts for the success of the Company by increasing their proprietary interest in the Company, through the receipt of shares of the Company's common stock and options to purchase shares of the Company's Common Stock. To achieve those purposes, the Plan amends and restates the 1998 Stock Compensation Plan (the "1998 Plan").

1.  SHARES OF STOCK SUBJECT TO THE PLAN

     The stock that may be issued under the Plan shall not exceed, in the aggregate, the sum of 1,000,000 shares of the Company's common stock ("Company Stock"), which may be either authorized but unissued shares or treasury shares, plus any shares of Company stock that were authorized but unused under either the 1998 Plan, the 1995 Stock Compensation Plan (the "1995 Plan"), or the 1992 Stock Compensation Plan (the "1992 Plan"), including, without limitation, shares represented by awards which are forfeited, expire, or are canceled without delivery of shares of Company Stock or which result in the forfeiture of shares of Company Stock back to the Company.

     In determining the number of shares of Company Stock available for grant under the Plan, (i) any shares of Company Stock granted or reserved for issue under the Plan that are forfeited because of the failure to meet an award contingency or condition, or shares reserved for issue on exercise of options under the Plan which have expired or been terminated shall again be available for use pursuant to new awards under the Plan; (ii) to the extent that shares of Company Stock covered by an award are not delivered to a participant because the award is forfeited or canceled, or the shares are not delivered because the award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan; (iii) if the exercise price of any stock option granted under the Plan, the 1998 Plan, or the 1995 Plan is paid by tendering shares of Company Stock to the Company or by withholding pursuant to an election under Section 8 of the Plan, Section 8 of the 1998 Plan, or Section 7 of the 1995 Plan, only the number of shares of Company Stock issued net of the shares tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan; and (iv) shares of Company Stock delivered under the Plan in settlement, assumption, or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Company Stock available for delivery under the Plan to the extent that such settlement, assumption, or substitution is a result of the Company or a Subsidiary acquiring such other entity (or an interest in such other entity).

     The stock that may be issued under the Plan to any one individual during any 5 year period shall not exceed, in the aggregate, 500,000 shares of Company Stock. The number of shares which may be issued under Incentive Stock Options (as defined in Section 3 hereof) granted under the Plan shall not exceed, in the aggregate, 500,000 shares of Company Stock. The number of shares subject to the Plan, the number of shares which can be issued to any one individual thereunder, and the number of shares which can be issued under Incentive Stock Options shall, however, be subject to adjustment as provided in Section 10 hereof.

     On and after the Effective Date of the Plan, no further grants of options or restricted stock shall be made under the 1998 Plan. Options and other awards granted under the 1998 Plan or the 1995 Plan which are outstanding on and after the Effective Date (there being no options outstanding under the 1992 Plan) shall be subject to and governed by the terms and conditions of the Plan. The actual provisions of any such outstanding option agreement or other award agreement, however, shall not be altered unless an amendment thereto is approved by the Committee (as defined in Section 2 below) and (if the affected participant's approval is required by the Plan, the 1998 Plan, the 1995 Plan, the appropriate agreement, or applicable law) approved by the affected participant.

2.  ELIGIBILITY AND ADMINISTRATION

     Except with respect to director-participants, awards will be granted only to persons who are employees of the Company or a Subsidiary whose efforts are important to the continued success and growth of the Company and, in the case of incentive stock options, who are eligible to receive an incentive stock option under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Board of Directors of the Company (the "Board") shall appoint a committee to administer the Plan (the "Committee"). The Committee shall consist of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. The Committee, acting by a majority of its members, shall determine the participants in the Plan to whom grants will be made, the number of shares subject to each grant, and the terms of the grant, consistent with the provisions of this Plan.

3.  GRANTS TO EMPLOYEES

     The Committee may make grants to employees under this Plan in the form of Stock Options (either Incentive Stock Options ("ISOs") or Non-Qualified Options ("NQOs")), Restricted Stock, Stock Awards, or Performance Awards, each as defined below. Unless prohibited by law or regulation, the Committee may make grants under this Plan (except ISO grants) "in tandem" (i.e., the participant may be given the right to select the form in which the grant is exercised) or in combination with other grants. The Committee may also make cash awards (i) in connection with, or as part or all of, a Performance Award or (ii) pursuant to
Section 9 hereof with respect to any Stock Awards or Restricted Stock.

     - Incentive Stock Options

       ISOs are a right to buy shares of Company Stock in the future at the market price at the time of grant, subject to the requirements of Section 422 of the Code. A stock option intended to be an ISO shall be designated as an ISO in its grant. The aggregate fair market value (determined at the time the ISO is granted) of the Company Stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year (under all plans of the Company and any Subsidiary) shall not exceed $100,000.

     - Non-Qualified Options

       NQOs are stock options (i) which do not meet the ISO restrictions, either in the grant itself or as the participant treats the grant, or (ii) the terms of which provide that the options will not be treated as ISOs. NQOs do not receive the special tax consequences given ISOs by the Code.

     - Restricted Stock

       Restricted Stock is a grant of Company Stock to an individual subject to forfeiture during the restriction period if specific requirements (including continued employment or performance goals) described in the grant documents are not met for the restriction period.

     - Stock Awards

       Stock Awards are awards of Company Stock to an individual which are made free of any restrictions. Stock Awards may be granted as a bonus or instead of cash under other compensatory arrangements of the Company or a Subsidiary.

     - Performance Awards

       Performance Awards are awards granted, subject to applicable law, with value, payment, or other terms contingent upon performance of the Company or specified Subsidiaries or any other factors designated by the Committee. Performance Awards, in whole or in part, may be (i) denominated or payable in cash, (ii) denominated or payable in, valued by reference to, or otherwise based on, or related to Company Stock, or
       (iii) denominated or payable in, valued by reference to, or otherwise based on, or related to, either Company Stock or cash, to be determined in the discretion of the Committee.

4.  GRANTS TO DIRECTOR-PARTICIPANTS

     Each individual who has served as a non-employee member of the Board during any calendar year shall be a director-participant in the Plan with respect to such year. With respect to each calendar year each director-participant shall be granted, as compensation, (x) 1,000 shares of Company Stock, and (y) options to purchase 2,000 shares of Company Stock, in each case as of the day before the regularly scheduled meeting of the Board in the month of January following the close of such calendar year; provided, however, that the number of shares so granted shall be prorated in the case of any director-participant whose service on the Board began during such year or who retired or resigned from the Board during such year. The proration shall be based on the portion of such year the director-participant served as a non-employee member of the Board.

     A director-participant may elect to receive a whole number of shares of Company Stock equal in value to all or any part of his or her annual retainer fee or meeting fees earned for services as a director during such calendar year in place of payment in cash. Subject to the director-participant's timely execution of a deferred compensation agreement satisfactory to the Committee, the director-participant can also elect to receive such shares on a deferred basis. A director-participant's election must be made in writing delivered to the Committee before the beginning of the calendar year in which the fees are earned, and becomes irrevocable on the last day prior to the beginning of that calendar year. Any election shall continue and apply to subsequent calendar years until terminated or modified by written notice delivered to the Committee. A notice of termination or modification will be effective as of the end of the calendar year in which the notice is delivered, and shall apply to fees payable in subsequent years. Any shares to be delivered (or deferred) pursuant to such an election shall be delivered (or deferred) quarterly, and shall be valued at the closing price per share of Company Stock as reported by the New York Stock Exchange on the last business day of each calendar quarter. The value of fractional shares shall be paid in cash (without any deferral).

5.  GRANTS

     Grants may be made under this Plan to participants (including grants to director-participants which are in addition to grants made to such director-participant pursuant to Section 4 hereof) by the Committee at any scheduled or unscheduled meeting. In making a grant to a participant under this Plan, the Committee will specify (either at the time of grant or thereafter) the terms and conditions of the grant, all of which shall be subject to the terms and conditions of this Plan (including Section 13 hereof), provided, however, that the exercise price of any Stock Options granted hereunder shall not be less than the closing price per share of Company Stock as reported by the New York Stock Exchange on the date of grant. Unless the Committee specifies otherwise or applicable law requires otherwise, with respect to any grant to an individual of Restricted Stock, a Stock Award, or of Company Stock in connection with a Performance Award, services of that individual equal to the aggregate par value of Company Stock subject to such grant shall constitute the only consideration paid upon the issuance of such stock, provided that no such consideration will be required if the shares to be issued are held by the Company as Treasury shares. Shares that are not held by the Company as Treasury shares shall not be issued for a period of twenty days following the date of the grant. If, at any time, consideration other than services is required by applicable law with respect to a grant, such consideration shall be paid as of, or prior to, the issuance of such stock.

6.  PERIOD OF OPTION AND PAYMENT OF EXERCISE PRICE

     Each stock option grant shall be exercisable at such time or times as the Committee shall from time to time determine but in no event after the expiration of ten years from the date of grant. Except as otherwise provided in this
Section 6, the delivery of certificates representing shares under any stock option grant will be contingent upon receipt by the Company from the optionholder (or a purchaser acting in his or her stead, in accordance with the provisions of the grant) of the full exercise price for such shares in the form of cash and/or shares of Company Stock withheld by the Company pursuant to an election by the optionholder under Section 8 below, the total value of which is equal to the total exercise price of the optioned shares then being purchased and the fulfillment of any other requirements contained in the option or applicable provisions of law. The Company may also permit the exercise price to be paid, in whole or in part, by surrendering shares of Company Stock previously owned by the optionholder (provided that such shares have been held for at least six months). The exercise price also may be paid in such other form of consideration as the Committee may authorize. The Company may permit a participant to elect to pay the exercise price by authorizing a third party to sell shares of Company Stock (or a sufficient portion of the shares) being acquired upon exercise of an option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. The Company may permit the exercise of stock options granted under this Plan, the 1998 Plan, or the 1995 Plan by payment in cash of at least the par value of the Company Stock, with all or a portion of the remainder of the exercise price being borrowed from the Company, provided that no cash payment will be required if the shares to be issued to the option holder are shares held by the Company as Treasury shares. In such case the Company may lend to the optionholder an amount up to the full exercise price of the shares purchased, less the par value of any newly-issued shares, such loan to be evidenced by the option holder's delivery to the Company of his or her unconditional promissory note to pay the amount of the loan in the manner and upon the conditions determined by the Committee. No optionholder or person entitled to exercise the stock option grant shall be deemed to be a holder of any shares subject to the grant for any purpose until such shares are issued to him or her under the terms of the grant and the Plan.

7. TRANSFERABILITY OF OPTIONS BY OPTIONHOLDER; ASSIGNMENT OF OBLIGATIONS BY COMPANY

     The Committee, in its discretion, may grant transferable options or amend outstanding options to make them transferable (collectively, "Transferable Options"). The option agreement with respect to a Transferable Option shall provide that (i) the optionholder can transfer the Transferable Option to (x) members of his or her immediate family (i.e., children, grandchildren, or spouse), (y) trusts for the benefit of such family members, and (z) partnerships whose only partners are such family members; (ii) no consideration can be paid for the transfer of the Transferable Option; and (iii) the transferee of a Transferable Option is subject to all conditions applicable to the Transferable Option prior to its transfer.

     The option agreement with respect to any option granted hereunder shall state the transferability restrictions for such option determined by the Committee.

     The rights and obligations of the Company under the Plan and any grant may be assigned by the Company to a successor to the whole or any part of its business if the successor assumes in writing all of such rights and obligations.

8.  WITHHOLDING

     The Company may defer making payment or delivery of any shares of Company Stock to a participant under the Plan until satisfactory arrangements have been made for the payment of any federal, state, or local income taxes required to be withheld with respect to such payment or delivery. Each participant may elect to have the Company withhold shares of Company Stock having an aggregate value equal to the amount required to be withheld. If no such election is in effect, the Company shall nevertheless have the right to impose a mandatory withholding of such shares. In addition, at the election of a participant, upon exercise of an option, the Company shall withhold shares of Company Stock equal to all or a portion of the exercise price of the shares then being purchased. The Company may also permit a participant to borrow from the Company an amount up to the amount required to be withheld, such loan to be evidenced by a promissory note. The value of fractional shares remaining after payment of the withholding taxes or the exercise price shall be paid to such participant in cash. Shares so withheld shall be valued at fair market value at the close of the regular business day on which the option is exercised.

9.  CASH AWARDS

     If the payment or delivery of (or lapsing of restrictions with respect to) any Company Stock awarded to a participant under this Plan, the 1998 Plan, or the 1995 Plan shall be subject to the imposition of any federal, state, or local income tax, the Committee, in its discretion, either at the time the award is granted or thereafter, may also grant the participant a cash award.

10.  EQUITABLE ADJUSTMENTS

     In the event that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consoli-dation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Company Stock in such a way that an adjustment is appropriate to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock of the Company (or other securities) which may thereafter be issued in connection with grants under the Plan, (ii) the number and kind of shares of stock of the Company (or other securities) issued or issuable in respect of outstanding grants, and (iii) the exercise price, grant price, or purchase price relating to any grant.

11.  CHANGE IN CONTROL

     Immediately prior to a change in control of the Company, unless otherwise specified in any granting documents, all outstanding options granted under the Plan will become exercisable, all restrictions on restricted shares will lapse, and all performance-based awards will be paid out on a pro rata basis, depending on how much of the performance period has been completed as of the date of such change in control.

     For purposes of this Plan, a "change in control" of the Company shall be deemed to have occurred if any of the following occurs:

     (a) any "Person" (as defined in this Section 11) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

     (b) during any period of no more than two consecutive years beginning after the date of any award made under this Plan, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) whose election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or whose nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

     (c) there occurs a merger or consolidation of the Company or a subsidiary thereof with or into any other entity, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), more than 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 25% or more of the combined voting power of the Company's then outstanding securities; or

     (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     For purposes of this Plan, "Person" has the meaning given such term in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excludes (a) the Company or any of its subsidiaries, (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company (or of any subsidiary of the Company), (c) any corporation owned, directly or indirectly by the stockholders of the Company and (d) an underwriter temporarily holding securities pursuant to an offering of such securities.

12.  EFFECTIVE DATE AND STOCKHOLDER APPROVAL

     The Effective Date of the Plan shall be the date the Plan is approved by the stockholders of the Company. Until the Effective Date of the Plan, the 1998 Plan shall continue in full force and effect in accordance with its terms.

13.  ADMINISTRATION AND AMENDMENT OF THE PLAN

     The Plan shall be administered by the Committee, as provided in Section 2 hereof, which shall make the grants under the Plan, determine the form of options or other awards to be granted in each case (either at the time of grant or thereafter), and make any other determination under or interpretation of any provisions of the Plan.

     Any of the actions taken by the Committee shall be final and conclusive. Without the consent of the affected participant, however, no amendment or other action with respect to any outstanding award hereunder may impair or adversely affect the rights of the participant holding the award.

     The Board may amend the Plan as it may deem proper and in the best interest of the Company. However, no such action shall adversely affect or impair any options or other awards previously granted under the Plan, the 1998 Plan, or the 1995 Plan without the consent of the grantee.

14.  EXPIRATION AND TERMINATION OF THE PLAN

     Unless earlier terminated by the Board, the Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as to awards granted under the Plan prior to its termination as long as any such awards are outstanding. Grants may be made under the Plan at any time, or from time to time, prior to the termination of the Plan. The Plan may be abandoned or terminated at any time by the Board, except with respect to any awards then outstanding.

                                                                      APPENDIX B

                            HOUGHTON MIFFLIN COMPANY

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.  PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports, and the Company's system of internal controls. The Audit Committee's duties and responsibilities include:

     - Facilitating and maintaining an open avenue of communication among the Board of Directors, Audit Committee, senior management, the independent auditors, and the Company's Internal Audit Department.

     - Serving as an independent and objective party to monitor the Company's financial processes and internal control system.

     - Reviewing and appraising the efforts of the independent auditors.

     - Providing direction to and oversight of the Internal Audit Department.

II.  MEMBERSHIP

     The Audit Committee shall consist of four or more Directors appointed by the Board of Directors, one of whom shall be appointed the Chairman of the Audit Committee. Each member shall have no financial, family, or other material personal relationship that, in the opinion of the Board or the Audit Committee, might interfere with the exercise of his or her independence from management and the Company, and shall be independent, as that term is defined in Section 303.01(B) of the New York Stock Exchange Listed Company Manual, as it may be amended from time to time. All members of the Audit Committee shall be financially literate (as this qualification is determined by the Board in its business judgment) or must become financially literate within a reasonable period of time after being appointed to the Audit Committee. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets this qualification in its business judgment.

III.  MEETINGS

     The Audit Committee shall meet at least three times annually, with additional meetings scheduled as appropriate. The Committee will meet at least annually with management, the director of Internal Audit, and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately.

IV.  RESPONSIBILITIES

1. DOCUMENTS/REPORTS

    -  Review and update this Charter as necessary, but at least annually.

    - Review and approve draft financial statements and footnotes, with particular emphasis on changes made from the preceding year.

    - Review the Company's annual financial statements, including the Annual Report on Form 10-K and the Proxy Statement, both with management and the independent auditors, and recommend that the audited financial statements be included in the Annual Report on Form 10-K.

    - Review with financial management and the independent auditors the Quarterly Report on Form 10-Q prior to its filing or prior to the release of earnings. The Chair of the Audit Committee may represent the entire committee for purposes of this review.

    -  Prepare annual report of the Audit Committee, stating whether:

      P the Committee has reviewed and discussed the audited financial statements with Management;

      P the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as it may be modified or supplemented;

      P the Committee has received all required written disclosures and letters from the independent auditors regarding their independence, and has discussed with them their independence;

      P based on the review and discussions referred to above, the Committee has recommended to include the audited financial statements in the Annual Report on Form 10-K.

2. INDEPENDENT ACCOUNTANTS

    - Recommend to the Board the selection of the independent auditors, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditors. The independent auditors are appointed by and accountable to the Board and the Audit Committee. Annually, the Audit Committee will receive a written statement from the independent auditors describing all relationships between the auditors and the Company, and will discuss with the independent auditors all significant relationships the auditors have with the Company to determine the auditors' independence.

    - Review the performance of the independent auditors and approve the replacement of the independent auditors when circumstances warrant.

    - Consult periodically with the independent auditors without management's presence to establish that no limitation on the scope of the audit was imposed by management; obtain an assessment of the effectiveness of the internal audit function; and review the adequacy of the Company's internal controls.

    - Review the coordination of internal and external audit procedures to promote an effective use of resources.

    -  Engage independent experts as the Audit Committee deems appropriate.

3. FINANCIAL REPORTING PROCESS

    - Review with the independent auditors, Internal Audit, and management the integrity of the Company's financial reporting processes, both internal and external, and discuss any recommendations for improvement or particular areas where new or more detailed controls or procedures are desirable.

    - Review with management and the independent auditors and approve major accounting policy decisions affecting year-end results

    - Review the independent auditors' opinion and management letter, and determine any action to be taken in response to any qualifications stated or comments noted.

    - Meet with the independent auditors and financial management of the Company to review the scope of the proposed external audit for the current year. The external audit scope shall include a requirement that the independent auditors inform the Audit Committee of any significant changes in the independent auditors' original audit plan and that the outside auditors conduct a SAS 71 Interim Financial Review prior to the Company's filing of each Quarterly Report on Form 10-Q.

    - Advise financial management and the independent auditors to discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

    - Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management, or Internal Audit.

    - Review with the independent auditors methods used to account for significant unusual transactions; the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent auditor's conclusions regarding the reasonableness of those estimates; and any disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

    -  Undertake any investigations the Audit Committee deems appropriate.

4. INTERNAL AUDIT

    - Review and approve the annual Internal Audit plan and any significant changes to the Internal Audit plan, including the adequacy of Internal Audit's staff and department size.

    - Review a summary of findings and completed internal audits, and a progress report on executing the approved Internal Audit plan.

    -  Approve the Policies and Procedures to be used by Internal Audit.

    - Consult periodically with the Director of Internal Audit without management's presence regarding any difficulties encountered in the course of any audits, including any restrictions on the scope of work or access to required information; the adequacy and effectiveness of the internal audit function; and the adequacy of the Company's internal controls.

                                                                      0953-PS-01

                                  DETACH HERE

                                     PROXY

                            HOUGHTON MIFFLIN COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Nader F. Darehshori and Gail Deegan, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 25, 2001, at 10:00 a.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

     The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 2000 Annual Report.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

        UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE VOTED IN FAVOR OF
                  THE PROPOSALS SET FORTH ON THE REVERSE SIDE.
        IF ANY OTHER MATTERS ARE PROPERLY PRESENTED TO THE MEETING, THE
              PROXIES WILL VOTE ACCORDING TO THEIR BEST JUDGMENT.


-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                  SIDE
-----------                                                          -----------

To our stockholders:

This proxy card consolidates all your registered shares, whether those shares were accumulated through purchase, through the Houghton Mifflin Company 401(k) Savings Plan (formerly known as the Retirement Savings Plan or the Employee Savings and Thrift Plan), or through the Employee Stock Ownership Plan (ESOP) which was in effect during the years 1981 through 1983 under the 401(k) Savings Plan. Shares which you have purchased through a broker and are held in street name are not included in this proxy; your broker will solicit your vote on those shares directly.

It is important that your shares be represented whether or not you attend the Company's Annual Meeting on April 25, 2001. Therefore, we urge you to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

The following legend describes the codes used below to identify the source of your shares. If you have any questions concerning the codes or the share ownership shown below, please contact the transfer agent, EquiServe, at (800) 730-4001.

CODE      DESCRIPTION
----      -----------

COM       COMMON STOCK
HM1       401(k) SAVINGS PLAN STOCK; EMPLOYEE'S CONTRIBUTION
HM2       401(k) SAVINGS PLAN STOCK; EMPLOYER'S CONTRIBUTION
HM3       401(k) SAVINGS PLAN STOCK; ACQUIRED THROUGH ESOP


                                  DETACH HERE

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

1. Election of Class III Directors for a three-year term.

   NOMINEES: (01) Gail H. Klapper, (02) Claudine B. Malone,
             (03) Ralph Z. Sorenson, (04) Robert J. Tarr, Jr.

                       FOR        WITHHELD
                       [ ]          [ ]

   [ ] ______________________________________

       For all nominees except as noted above


2. Approve the 2001 Stock Compensation Plan.

                       FOR        AGAINST       ABSTAIN
                       [ ]          [ ]           [ ]

3. Ratify Ernst & Young LLP as independent auditors for 2001.

                       FOR        AGAINST       ABSTAIN
                       [ ]          [ ]           [ ]


                             MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [ ]

                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                             PLEASE SIGN IN THE SAME FORM AS NAME APPEARS
                             HEREON. FIDUCIARIES AND CORPORATE OFFICERS
                             SHOULD INDICATE THEIR TITLES.


Signature:______________ Date:_________ Signature:_______________ Date: ________